Exhibit 99.2

MASTERMIND INVOLVEMENT MARKETING

FINANCIAL STATEMENTS

As of December 31, 2017 and September 30, 2017 and

For the Three-Month Periods Ended December 31, 2017 and 2016

Mastermind Involvement Marketing
Balance Sheets
(Unaudited)

	December 31, 2017	September 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$ 1,091,358	$ 545,904
Accounts receivable	747,283	905,245
Prepaid expenses and other current assets	50,500	50,000
Total current assets	1,889,141	1,501,149
Property and equipment, net	97,527	97,812
Total assets	$ 1,986,668	$ 1,598,961

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$ 115,154	$ 113,573
Accrued expenses	20,445	20,445
Unearned revenues	722,733	266,473
Related party note payable	182,290	212,290
Related party advance	-	13,486
Total current liabilities	1,040,622	626,267
Total liabilities	1,040,622	626,267

Equity:
Contributions	1,000	1,000
Retained earnings	945,046	971,694
Total equity	946,046	972,694
Total liabilities and equity	$ 1,986,668	$ 1,598,961

The accompanying notes are an integral part of these financial statements.

Mastermind Involvement Marketing
Statements of Operations
(Unaudited)
	Three Months Ended December 31,
	2017	2016

Revenues	$ 961,871	$ 597,137
Cost of revenues	169,085	146,491
Gross margin	792,786	450,646

Operating Expenses
General and administrative	714,833	629,123
Total operating expenses	714,833	629,123
Income from operations	44,308	(178,477)
Interest (expense) to related party, net of interest income	(4,601)	(9,391)
Net income	$ 73,352	$ (187,868)

The accompanying notes are an integral part of these financial statements.

Mastermind Involvement Marketing
Statements of Cash Flows
(Unaudited)

	Three Months Ended December 31,
	2017	2016
Cash flows from operating activities:
Net income	$ 73,352	$ (187,868)
Adjustments to reconcile net income to net cash flows provided by operating activities
Depreciation	7,306	6,987
Changes in assets and liabilities:
Accounts receivable	157,962	(184,713)
Prepaid expenses and other current assets	(500)	-
Accounts payable	1,581	11,502
Accrued expenses	-	4,807
Unearned revenues	456,260	649,945
Net cash flows provided by operating activities	695,961	300,660

Cash flows from investing activities:
Purchase of equipment	(7,021)	-
Distributions	(100,000)	-
Net cash flows used in investing activities	(107,021)	-

Cash flows from financing activities:
Repayment of related party note	(30,000)	(199,982)
Repayment of related party advance	(13,486)	-
Net cash flows used in financing activities	(43,486)	(199,982)
Net change in cash and cash equivalents	545,454	100,678
Cash and cash equivalents at beginning of period	545,904	375,955
Cash and cash equivalents at end of period	$ 1,091,358	$ 476,633

Supplemental disclosure of cash flow information:
Interest paid to related party	$ 4,601	$ 9,391

The accompanying notes are an integral part of these financial statements.

MASTERMIND INVOLVEMENT MARKETING

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2017

(Unaudited)

1.

Business

Mastermind Involvement Marketing (the “Company”, “we”, “us”, or the “organization”) was formed on January 1, 2012 by Mastermind Marketing, Inc., the Founding Member, through a contribution of assets. The organization, as governed by the Written Operating Agreement dated January 1, 2012, was formed for the purpose of engaging in the business of conceiving, developing, selling, marketing, implementing and/or otherwise providing services, systems, platforms and products in the areas of mobile, social, digital and traditional marketing to and for businesses and organizations, and conducting services and functions incidental to the operation of such business.

We are an involvement marketing service agency that designs, creates and develops branding and marketing campaigns, primarily for large corporate clients with well-known brands. We specialize in customer conversion initiatives that we believe facilitate the involvement of more of the “right customers” with the brands of our clients. We focus on converting prospects to customers. Our programs can take on various forms, including creating and managing digital content, designing websites, social media and sharing campaigns, mobile merchandising, and communications and branding.

2.

Interim Financial Statements and Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information pursuant to Rule 8-03 of Regulation S-X. Accordingly, these unaudited financial statements do not include all of the information and disclosures required by U.S. GAAP for complete financial statements. In the opinion of management, the accompanying unaudited financial statements include all adjustments (consisting only of normal recurring adjustments), which we consider necessary, for a fair presentation of those financial statements. The results of operations and cash flows for the three months ended December 31, 2017 and 2016 may not necessarily be indicative of results that may be expected for any succeeding quarter or for the entire fiscal year. These financial statements should be read in conjunction with our audited financial statements included in Exhibit 99.1 of the Current Report on Form 8-K as of and for the years ended September 30, 2017 and 2016 as filed with the Securities and Exchange Commission (the “SEC”) on February 22, 2018.

Our significant accounting policies are described in Note 2 to the financial statements included in Exhibit 99.1 of our Current Report on Form 8-K as of and for the years ended September 30, 2017 and 2016.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments, which are evaluated on an ongoing basis, and that affect the amounts reported in our unaudited condensed financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the amounts of revenues and expenses that are not readily apparent from other sources. Actual results could differ from those estimates and judgments. In particular, significant estimates and judgments include those related to revenue recognition, allowance for doubtful accounts, useful lives and valuation of property and equipment.Our revenue recognition policy follows the guidance from Accounting Standards Codification (“ASC”) 605, “Revenue Recognition,” and Accounting Standards Update (“ASU”) 2009-13, “Multiple-Deliverable Revenue Arrangements,” which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. The Company recognizes revenues when all of the following criteria are satisfied: (i) persuasive evidence of an arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) the service has been performed or the product has been delivered. Reimbursements related to travel and out-of-pocket expenses are also included revenues. Revenue from our involvement marketing services and contracts are typically billed based on time and materials or at a fixed price. If billed at a fixed price, revenue is recognized on a proportional performance basis as the services specified in the arrangement are performed. The determination of proportional performance revenue recognition is dependent on the nature of the services specified in the arrangement. Advanced payments on services and contracts are deferred and recorded as unearned revenues on our balance sheet until the earnings process has been completed and revenue is then recognized.

MASTERMIND INVOLVEMENT MARKETING

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2017

(Unaudited)

3.

Related Party Transactions

On January 3, 2012, we entered into a perpetual license agreement (the “Perpetual License”) with Mastermind Marketing, Inc. (the “Licensor”), which provides for licenses of trademarks, internet domains, and certain intellectual property as defined in the Perpetual License. The Licensor is one of our members and its chief executive officer is also our chief executive officer. The Perpetual License, which may be terminated at any time by either party, is effective January 3, 2012 and provides for aggregate payments of $2,170,000 over the calendar years from 2019 through 2039 with no further payments required after December 31, 2039. During the three months ended December 31, 2017 and 2016, and as of December 31,2017 and September 30, 2017, there were no license fee payments required or payable.

On January 3, 2014, we entered into a commercial lease agreement (the “Lease”) with 1450 West Peachtree, LLC, a Georgia limited liability company (the “Landlord”), for the lease of our corporate facility in Atlanta, Georgia. In connection with the Lease, we have entered into a sublease agreement which provides for the sublease of 9,000 square feet of the total 15,000 of the demised property. The sublessor is not a related party. The manager of the Landlord is also our chief executive officer. The term of the lease is 10 years from the date of the agreement and provides for monthly rent and payment of operating expenses on a triple-net basis. During the three months ended December 31, 2017 and 2016, we made lease payments of $30,000 and $30,000, respectively, to the Landlord in satisfaction of our obligation pursuant to the Lease, net of payments made by the sublessee.

During the fiscal year ended September 30, 2016, the sublessee to the Lease remitted $13,550 to us for the benefit of the Landlord. In December 2017, we remitted this payment to the Landlord. As of December 31, 2017 and September 30, 2017, we recorded $0 and approximately $13,550, respectively, as a related party payable in our balance sheet.

On December 12, 2016, we executed a promissory note (the “Note”), in the principal amount of $500,000, with Mastermind Marketing, Inc. The principal of the Note, including all accrued interest, is due and payable on December 12, 2018. During the term of the Note, interest is payable monthly at a rate equal to the greater of 3.75% per annum or the prime rate published in the Wall Street Journal on the last day of the month plus one-half percent (1/2%), however the interest rate will not exceed 5.5% per annum. During the three months ended December 31, 2017 and 2016, we recorded interest expense of $4,601 and $9,391, respectively. As of December 31, 2017 and September 30, 2017 we recorded no accrued interest. As of December 31, 2017 and September 30, 2017, the principal balance outstanding was $182,290 and $212,290, respectively.

During the three months ended December 31, 2017 and 2016, we made payments to our three members pursuant to the terms of our operating agreement, as amended, for services rendered to us in the aggregate amount of $112,810 and $114,333, respectively. As of December 31, 2017 and September 30, 2017, we had no obligations payable to our three members for consulting services.

4.

Property and Equipment

Property and equipment consist of the following:

	December 31, 2017	September 30, 2017
Furniture, fixtures and office equipment	$ 114,573	$ 107,552
Leasehold improvements	73,795	73,795
	188,368	181,347
Less: accumulated depreciation	(90,841)	(83,535)
	$ 97,527	$ 97,812

Depreciation expense for the three months ended December 31, 2017 and 2016 was $7,306 and $6,987, respectively.

MASTERMIND INVOLVEMENT MARKETING

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2017

(Unaudited)

5.

Concentration of Credit Risk and Major Customers

For the three months ended December 31, 2017, five customers represented approximately 18%, 17%, 17%, 12% and 11%, respectively, of our total revenues. For the three months ended December 31, 2016, five customers represented approximately 17%, 15%, 14%, 13% and 11%, respectively, of our total revenues.

As of December 31, 2017 and September 30, 2017, we had accounts receivable of $542,074, or approximately 77%, due from three customers; and $578,066, or 64%, due from two customers, respectively.

6.

Subsequent Events

We evaluated all events or transactions that occurred after the balance sheet date through April 20, 2018, the date when these financial statements were available to be issued and, other than the event described below, we determined that we did not have any material recognizable or disclosable subsequent events.

On February 14, 2018 we consummated a Joint Venture Interest Contribution Agreement by and among us, CoConnect Inc. (“CoConnect”), a Nevada Corporation, and our owners.

Pursuant to the Agreement our owners contributed, transferred, assigned and conveyed to CoConnect all right, title and interest in and to one hundred percent (100%) of such joint venture interest in us together with any and all rights, privileges, benefits, obligations and liabilities appertaining thereto, reserving unto such Seller no rights or interests therein whatsoever, in 29,236,759 of CoConnect ’s common stock, As a result of the Business Combination, in which we will be the accounting acquiror and continuing entity, the Sellers became the controlling shareholders of CoConnect and CoConnect became a wholly-owned subsidiary of us.